Consent of Independent Auditors




We consent to the incorporation of our report dated February 25, 2005, on the financial statements of Maxxon, Inc. (the "Company") at December 31, 2004, for the period from inception (August 16, 1996) to December 31, 2004, and for the years ended December 31, 2004 and 2003, included in the Form S-8 registration of Maxxon, Inc. as filed with the Securities and Exchange Commission on April 15, 2005.



Sutton Robinson Freeman & Co., P.C.
Certified Public Accountants
Tulsa, Oklahoma
September 19, 2005